FINJAN HOLDINGS, INC.

ISRAELI APPENDIX TO THE 2014 INCENTIVE COMPENSATION PLAN
1.           GENERAL

1.1
This appendix (the “Appendix”) shall apply only to Grantees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax (the “Israeli Optionees”). The provisions specified hereunder shall form an integral part of the Finjan Holdings, Inc. (the “Company”) 2014 Incentive Compensation Plan (the “Plan”), which applies to the issuance of Awards as defined in the Plan.

1.2	This Appendix is effective with respect to Awards granted as of January 23, 2014, and shall comply with Amendment no. 132 of the Israeli Tax Ordinance (New Version), 1961 (the “Ordinance”).

1.3
This Appendix is to be read as a part of the Plan and only refers to Awards granted to Israeli Optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to nor modify the Plan in respect of Optionees who are not Israeli Optionees.

1.4
The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Plan shall prevail with respect to Options granted to Israeli Optionees.

1.5	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the participant.

2.3	“Award” shall have the meaning ascribed to it in the Plan, and shall also include102 Options and 3(i) Options.

2.4	“Award Agreement” means the share Award Agreement between the Company and a participant that sets out the terms and conditions of an Option.

2.5
“Capital Gain Option (CGO)” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.6	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.8	“ITA” means the Israeli Tax Authorities.

2.9	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.10	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, as amended.

2.11
“Ordinary Income Option (OIO)” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12	“Option” shall have meaning given to such term in the Plan.

2.13	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.14	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.15	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.16	“Shares” means shares of Common Stock of the Company.

2.17	“Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.18	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF OPTIONS; ELIGIBILITY

3.1
The persons eligible for participation in the Plan as participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options

3.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	The grant of Approved 102 Options shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4	Approved 102 Options may either be classified as Capital Gain Options (“CGOs”) or Ordinary Income Options (“OIOs”).

3.5
No Approved 102 Options may be granted under this Appendix to any Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Israeli Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance.

3.8
The terms and conditions upon which Options shall be issued and exercised shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Award Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

4.	TRUSTEE

4.1
Approved 102 Options which shall be granted under the Plan and/or any Shares issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 and held for the benefit of the Optionee. Approved 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by Section 102 or any regulations, rules, orders or procedures promulgated thereunder (the “Holding Period”). If the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2
Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Options which were not already exercised by the Optionee or release any Shares issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from 102 Options which were granted to the Optionee and/or any Shares issued upon exercise of such Approved 102 Options.

4.3
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Israeli Optionee shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

4.4
The Israeli Optionee shall undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Option or Shares granted to the Optionee thereunder.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Notwithstanding Section 6.3 of the Plan  and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGOs, the Fair Market Value of the Common Stock at the date of grant shall be determined in accordance with the average value of the Company’s Common Stocks on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	EXERCISE OF OPTIONS

Options shall be exercised by the Optionee’s giving a written notice and remitting payment of the Option Price to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Option Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

7.1
No Option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the Optionee, all of such Optionee’s rights to purchase Shares upon the exercise of his or her Options shall be exercisable only by the Optionee.

7.2
As long as Options or Shares purchased pursuant thereto are held by the Trustee for the benefit of the Optionee, no rights of the Optionee with respect to the Options and or Shares be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

8.1
With regards to Approved 102 Options, the provisions of the Plan and/or this Appendix and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit and/or any applicable law, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Award Agreement.

8.2
Any provision of Section 102 and/or the said permit and/or any applicable law, which is necessary in order to receive and/or to keep any tax benefit pursuant thereto, which is not expressly specified in the Plan or in this Appendix or in the Award Agreement, shall be considered binding upon the Company and the Optionees.

9.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102

10.	TAX CONSEQUENCES

10.1
To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

10.2	The Company and/or the Trustee shall not be required to release any Share certificate to an Israeli Optionee until all required payments have been fully made.

11.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.